Exhibit 10.1

CONSTRUCTION CONTRACT

FOR

FABRINET MANUFACTURING BUILDING #8

[HEMARAJ-ESIE2]

between

FABRINET CO., LTD.

and

STANDARD PERFORMANCE CO., LTD.

Date: October 30, 2015

00-FABRINET BLDG 8 CONSTRUCTION CONTRACT-COVER

Table of Contents

1.0	Articles of Contract

2.0	Appendix to Contract

3.0	Project Description & Roles

4.0	Project Schedule

5.0	Conditions to Contract

6.0	Supplemental Conditions to Contract

7.0	List of Attachments

	A.	Request for Proposal-Rev.2-Fabrinet Bldg. ~~(7)~~ 8 (28Aug15)
	B.	Facilities Requirements Matrix - Fabrinet Bldg. ~~(7)~~ 8
	C.	Functional Requirements - Fabrinet Bldg. ~~(7)~~ 8
	D.	Base Specification Material List - Fabrinet Bldg. ~~(7)~~ #8 (28Aug15)
	E.	SPC & Q-Dot Technical Proposal - Fabrinet Bldg. #8 (27Oct15)
	F.	SPC Commercial Proposal - Fabrinet Bldg. ~~(7)~~ 8 (27Oct15)
	G.	SPC & Q-Dot Drawings - Fabrinet Bldg. 8 (27Oct15)

00-FABRINET BLDG 8 CONSTRUCTION CONTRACT-COVER

ARTICLES OF CONTRACT

Project: FABRINET MANUFACTURING BUILDING #8

This Agreement (hereinafter “Contract”) is made this 30 day of October , 2015, by and between FABRINET CO., LTD., with registered offices located 5/6 Moo 6, Soi Khunpra, Tumbol Klongnueng, Amphur Klongluang, Patumthanee 12120 Thailand (hereinafter “Owner”), and STANDARD PERFORMANCE CO., LTD., with registered offices located at 6/45 Moo 5, Soi Watdansamrong, Srinakarin Rd., Tambol Samrongnua, Amphur Muangsamutprakarn, Samutprakarn 10270 Thailand (hereinafter “Contractor”), collectively referred to herein as the “Parties”.

WHEREAS,

Owner agrees to hire Contractor, and Contractor agrees to be hired, for the turn-key design and construction of Fabrinet Manufacturing Building #8 (hereafter called the “Works”) in accordance with the following Contract Documents:

(1)	Articles of Contract,

(2)	Appendix to Contract,

(3)	Project Description & Roles,

(4)	Project Schedule,

(5)	Conditions to Contract and

(6)	Supplemental Conditions to Contract, (collectively “Conditions”),

(7)	All Executed Change Orders & Scope Clarifications, and the

(8)	Attachments to Contract, as follows:

(a)	Request for Proposal-Rev.2-Fabrinet Bldg. ~~(7)~~ 8 (28Aug15),

(b)	Facilities Requirements Matrix-Fabrinet Bldg. ~~(7)~~ 8,

(c)	Functional Requirements-Fabrinet Building ~~(7)~~ 8,

(d)	Base Specification Material List-Fabrinet Bldg. #~~(7)~~ 8 (28Aug15),

(e)	SPC & Q-Dot Technical Proposal-Fabrinet Bldg. #8-Rev.1 (27Oct15),

(f)	SPC Commercial Proposal-Fabrinet Bldg. ~~(7)~~ 8 (Option 3) (27Oct15), and

(g)	SPC & Q-Dot Drawings-Fabrinet Bldg. 8 (27Oct15);

all of which (i) more fully describe the Works, (ii) have been reviewed and agreed upon by the Parties, and (iii) are incorporated herein by this reference;

IT IS HEREBY AGREED AS FOLLOWS:

1.	For the consideration stated herein the Contractor shall, upon and subject to the Conditions, carry out and complete the Works as shown and described in said Contract Documents to the satisfaction of the Owner. The Contractor agrees to be liable in every respect for the execution of the Works to be performed under this Contract and all responsibility and obligations resulting therefrom or in connection herewith as provided herein.

2.	All references in the Contract Documents to Building #7, or Building 7, shall be read and interpreted as meaning and referring to Building 8, in as much as the Owner has renamed the Works from “Building 7” to “Building 8”; and all references to “Option #2”, Option #3, and “Option 3.1” in the Contract Documents shall be read and interpreted as meaning and referring to said Building 8 and the Works.

3.	In consideration of the Contractor completing the Works in accordance with to the terms and conditions of this Contract, Owner shall pay to the Contractor the sum of Thai BAHT 1,100,863,000 (One Billion, One Hundred Million, Eighth Hundred Sixty Three Thousand BAHT), excluding value added tax (hereinafter referred to as the “Contract Price”), or such other sum as shall become payable hereunder, at the times and in the manner specified in the Conditions. The Contract Price only may be changed or adjusted by a Variation, issued in accordance with the Conditions (Clauses 19 & 20) and an accompanying written Change Order issued by Owner.

4.	The Contractor shall undertake to provide good and sufficient sureties as are acceptable to the Owner, or obtain the guarantee of a Bank, to be jointly and severally bound with the Contractor to the Owner for (a) a Performance Bond or Guarantee, (b) a Warranty Bond Upon Release of Retention, and (c) an Advance Payment Bond, all in the amounts stated in the Appendix and in accordance with the Conditions. All such sureties, bonds or guarantees shall be subject to and conditioned upon review by and approval of the Owner. The Performance Bond and the Advance Payment Bond shall be submitted for such review and approval within five (5) days of the execution of the Contract. The Warranty Bond shall be submitted for such review and approval upon the completion of the Works, and before the submission of an invoice for payment of any retention amount.

5.	Prior to the commencement of construction of the Works, the Contractor shall submit to the Owner’s Project Engineer, for his approval, a program showing the order, the procedures, the methods and the schedule whereby the Contractor proposes to supply the materials and carry out the Works, and shall whenever requested thereafter by the Project Engineer furnish any such requested further particulars in writing of the arrangements for the carrying out of the Works and Temporary Works that the Contractor intends to supply, use or construct in accordance with this Contract.

6.	The Contractor represents and warrants it agrees with and has fully complied in all particulars with said Request for Proposal (Attachment A), it has carefully and completely reviewed all of said Contract Documents, agrees they individually and collectively apply to the Works and to all work done under this Contact, accepts all the terms and conditions therein, and warrants that the agreed Time for Completion of the Works is a reasonable amount of time for doing so, all without reservation.

7.	The Contractor further represents and warrants:

(a) it has all licenses and permits required by law to permit the Contractor to enter into this Contract and perform the Works,

(b) it has the appropriate experience and expertise to construct the Works in accordance with the Contract;

(c) it and its sub-contractors will fully comply with all applicable laws, rules and regulations in the construction of the Works, including without limitation any Thai anti-corruption laws

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or the United States Foreign Corrupt Practices Act, and further including but not limited to all of the rules and regulations as well as the safety and security rules and regulations as required or imposed by the Industrial Estate as announced at the Site;

(d) any and all employees and or subcontractors of Contractor performing any of the Works will be sufficiently skilled and qualified to perform the tasks, duties and responsibilities assigned to them by the Contractor, and will be licensed to practice in their respective professions to the extent required by law;

(e) any and all persons who will provide or perform the Works, including, without limitation, any and all employees of any subcontractors, will have the technical expertise and experience required to perform the Works in an efficient, timely and satisfactory manner; and

(f) the Contractor has sufficient financial, personnel and other resources to adequately and timely perform the Works in accordance with this Contract.

8.	The Contractor is, for all purposes related to this Contract, an independent contractor, and in no circumstances shall the Contractor or any of its subcontractors, or any officer, employee or agent of either, be deemed or construed to be an officer, employee or agent of the Owner on account of this Contract. The Contractor shall at all times conduct its activities in a manner consistent with its status as an independent contractor to the Owner, and, except as provided in this Contract, the Contractor shall have the right to determine the methods, means and mechanisms by which it will construct the Works. The Contractor shall not suffer or allow any third party (whether person or entity) to continue in any apparent belief the Contractor, or any subcontractor, officer, employee or agent of either, is an officer, employee, or agent of the Owner. The Contractor shall be responsible for ensuring compliance with all laws related to its employees and the employees of any subcontractor including, without limitation, laws relating to workers’ compensation insurance and benefits and, if applicable, payment of prevailing wages. The compensation payable to Contractor hereunder shall not be increased as a result of any costs incurred by Contractor attributable to such compliance.

IN WITNESS WHEREOF,

Owner and Contractor have executed this Contract on the date first stated above, by their duly authorized representatives, as follows:

FABRINET CO., LTD.		STANDARD PERFORMANCE CO., LTD.

By:	/s/ David T. Mitchell	By:	/s/ Pornchai Suwanban
	Mr. David Thomas Mitchell		Mr. Pornchai Suwanban
Title:	Chief Executive Officer	Title:	Managing Director

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Witnessed by:		Witnessed by:

By:	/s/ Phiraphong Atsawasuwan	By:	/s/ Jakkraphan Sribudta
	Mr. Phiraphong Atsawasuwan		Mr. Jakkraphan Sribudta
Title:	Senior Finance Manager	Title:	Deputy Managing Director

and	/s/ Jindara Chalermchavalit	and	/s/ Nopparat Ratsatith
	Ms. Jindara Chalermchavalit		Mr. Nopparat Ratsatith
Title:	Finance Manager	Title:	Estimation Manager

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APPENDIX TO CONTRACT

	Conditions Clause
Performance Bond or Guarantee	6	10% of Contract Price

Warranty Bond upon Release of Retention	6	5% of Contract Price

Advance / Down Payment Bond	6	10% of Contract Price

Start Date after Notice to Commence	11	14 days

Possession of Site	12	At Notice to Commence

Time for Completion	13	305 Calendar Days

Liquidated Damages	15	0.1% of Contract Price/Day

Liquidated Damages / Maximum Aggregate Liability	15	10% of Contract Price

Warranty Maintenance Period	17	24 months after Completion

Amount of Provisional Sums	23	20,000,000 THB

Advance / Down Payment	24	10% of Contract Price

Retention	24	10% of Contract Price

Terms of Payments	24	Monthly Progress Payments

Time for Progress Payments after Invoice Submittal	24	60 days

Time for Final Payment after Completion	24	60 days

Contractors All Risk Insurance

The Contractor shall procure All Risk Insurance for all physical injury, loss and or damage to the Project, and to the Site, Works, plant, equipment, and materials (including property stored off-site and in-transit) during the course of construction and until the completion of the Works, in an amount equal to the 110% of the Contract Price. Additionally, the Contractor shall procure and maintain in effect Public Liability Insurance Coverage in the amount of Thai Baht 50,000,000 for injury, loss and or damage to others, or to their property, caused by or arising out of the construction of the Works or any other work or activities in the performance of the Contract. The Owner shall be named as an Additional Named Beneficiary or Loss Payee in the All Risk property insurance policy, and as an Additional Named Insured in the Public Liability policy. All deductibles applicable to the insurance as provided herein shall be for the account of and be paid by the Contractor. Each of these insurance policies shall be submitted to the Owner for review and approval within five (5) days of the execution of the contract and before any work whatsoever is performed under the Contract.

Over Time Rates	Engineers & Architects	560 Baht/Hr
	Testing Technicians & Inspectors	375 Baht/Hr

Date: 30 October 2015

FABRINET	STANDARD PERFORMANCE CO., LTD.

/s/ David T. Mitchell Mr. David Thomas Mitchell Chief Executive Officer Fabrinet Co., Ltd.	/s/ Pornchai Suwanban Mr. Pornchai Suwanban Managing Director Standard Performance Co., Ltd.

02-FABRINET BLDG 8 CONSTRUCTION CONTRACT-APPENDIX

PROJECT DESCRIPTION & ROLES

Owner:	Fabrinet Co., Ltd.

Project Name:	Fabrinet Manufacturing Building 8

Construction Site:	Hemaraj Eastern Seaboard Industrial Estate 2
Plot H-1, Highway 331, Si Racha District
Chon Buri, Thailand

Project Engineer:	AEC Industrial Engineering Co., Ltd.

Designer:	Standard Performance Co., Ltd.

Architect/Interior/Landscape:	Standard Performance Co., Ltd.

Contractor:	Standard Performance Co., Ltd.

Mechanical Engineers:	Standard Performance Co., Ltd.

Electrical Engineers:	Standard Performance Co., Ltd.

Structural Engineers:	Standard Performance Co., Ltd.

Mechanical System Contractor:	Standard Performance Co., Ltd.

Electrical System Contractor:	Standard Performance Co., Ltd.

Structural Contractor:	Standard Performance Co., Ltd.

HVAC System Contractor:	Standard Performance Co., Ltd.

Clean Rooms Contractor[1]:	Q-Dot System Technology Co., Ltd.

[1]	Including Related Mechanical, Electrical, Structural, HVAC & Air Handling Systems.

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PROJECT SCHEDULE

The overall project schedule shall be completed by the Contractor in satisfaction to the Owner within 305 calendar days from the date the Owner issues a notice to commence to the Contractor.

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CONDITIONS TO CONTRACT

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CONDITIONS TO CONTRACT

1.0 DEFINITIONS & INTERPRETATION

1.1 Definitions

In the Contract the following words and expressions shall have the meanings assigned, as hereinafter defined, except where the context otherwise requires:

(a)	“Approved” means approved in writing, including subsequent written confirmation of previous verbal approvals, and “approval” means approval in writing including as aforesaid.

(b)	“Contract” means the Articles of Contract and the other Contract Documents identified in the Articles of Contract, and all other documents referred to in the Contract, and incorporated into the Contract by such reference.

(c)	“Contractor” means “Standard Performance Co., Ltd”, including its representatives, successors and permitted assigns.

(d)	“Contract Price” means the consideration stated in the Articles of Contract, subject to such additions or deductions as may be made under the provisions of the Contract.

(e)	“Constructional Plant” means all materials, equipments, temporary structures, or other things of whatever nature required for the construction or maintenance of the Works, but not including materials or other things intended to form or forming part of the Permanent Works.

(f)	“Drawings” means the drawings identified and referred to in the Articles of Contract and the Attachments to Contract, and any modification of such drawings approved in writing by both parties, and such other drawings as may from time to time be furnished or approved in writing by the Engineer. A copy of the current Drawings is included in Attachment F to the Contract.

(g)	“Engineer” means the project engineer designated and appointed as the Engineer by the Owner who will act as Project Engineer for the Owner for purposes of the Contract and the Works.

(h)	“Engineer’s Representative” means any resident engineer or assistant to the Engineer, or any Clerk of Works appointed from time to time by the Owner or the Engineer, to perform the duties set forth in Clause 3 below, whose authority shall be described in writing to the Contractor by the Engineer.

(i)	“Owner” means “Fabrinet Co., Ltd.”

(j)	“Permanent Works” means the permanent works to be constructed, executed and maintained in accordance with the Contract.

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(k)	“Specifications” means the specifications provided and referred to in the attached

(i) Request for Proposal [Attachment A],

(ii) Facilities Requirements Matrix [‘Attachment B],

(iii) Functional Requirements [Attachment C],

(iv) Base Specification Material List [Attachment D],

(v) SPC & Q-Dot Technical Proposal (Option 3.1) [Attachment E], and

(vi) any revisions or addition thereto as may from time to time be furnished and approved in writing by the Engineer.

A copy of the current Specifications is attached hereto as Attachment A.

(l)	“Site” means the land and other places on, under, in or through which the Permanent Works or Temporary Works are to be constructed, and any other lands and places provided by the Owner for working space or any other purpose as may be specifically designated in the Contract.

(m)	“Temporary Works” means all temporary works of every kind required in or about the construction, execution or maintenance of the Works.

(n)	“Works” shall include both Permanent Works and Temporary Works.

1.2 Singular & Plural

Words importing the singular only also include the plural and vice versa where the context requires.

1.3 Headings & Notes

The headings and marginal notes in these Conditions to Contract shall not be deemed to be part thereof or be taken into consideration in the interpretation or construction thereof or of the Contract.

1.4 Cost

The word “cost” shall be deemed to include overhead costs whether on or off the Site.

2.0 CONTRACT DOCUMENTS

2.1 Language

The Contract documents including drawings, specifications and instructions, and all communications, shall be written in the English Language, which shall be the ruling language; and, if required by the Thai Government or other authorities, bodies or officials for any activities in connection with the realization of this Contract, also in the Thai language, all without additional cost to the Owner.

2.2 Applicable Law

The Contract shall be governed by and construed in accordance with the Laws of the Kingdom of Thailand.

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2.3 Order of Precedence

The Contract documents shall be interpreted in the following order of precedence:

(a)	Articles of Contract,

(b)	Conditions to Contract,

(c)	Supplemental Conditions to Contract,

(d)	Project Description,

(e)	Overall Project Schedule,

(f)	Drawings, and

(g)	Specifications.

3.0 ENGINEER & ENGINEER’S REPRESENTATIVE

3.1 Duties & Powers of Engineer

The Engineer shall carry out the duties as provided in the Contract inclusive of issuing decisions, certificates and orders, all as provided in the Contract.

3.2 Duties & Powers of Engineer’s Representative

The Engineer’s Representative shall be responsible to the Engineer, and his duties are to monitor and supervise the Works, and to test and examine materials to be used or workmanship employed in connection with the Works. He shall have no authority to relieve the Contractor of any of its duties or obligations under the Contract or, except as expressly provided in the Contract, to order any work involving delay or any extra payment by the Owner to the Contractor, or to make any Variation of or in the Works.

3.3 Engineer’s Delegation of Power & Authority

The Engineer may from time to time, in writing, delegate to the Engineer’s Representative any of the powers and authorities vested in the Engineer, and shall furnish to the Contractor and to the Owner a copy of all such written delegations of powers and authorities. Any written instruction or approval given by the Engineer’s Representative to the Contractor within the terms of such delegation, but not otherwise, shall bind the Contractor and the Owner as though it had been given by the Engineer; provided always as follows:

(a)	Failure of the Engineer’s Representative to disapprove any work or materials shall not prejudice the power of the Engineer thereafter to disapprove such work or materials and to order the pulling down, removal or breaking up thereof.

(b)	If the Contractor shall be dissatisfied by reason of any decision of the Engineer’s Representative it shall be entitled to refer the matter to the Engineer, who shall thereupon confirm, reverse or vary such decision.

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4.0 FURTHER DRAWINGS & INSTRUCTIONS

The Owner shall have full power and authority to supply to the Contractor from time to time, during the progress of the Works, such further drawings and instructions as shall be necessary for the purpose of the proper and adequate execution of the Works. The Contractor shall carry out and be bound by the same.

5.0 CONTRACTOR’S GENERAL RESPONSIBILITIES

The Contractor shall, subject to the provisions of the Contract, and with due care and diligence,

(a)	execute and maintain the Works;

(b)	provide all labor, including the supervision thereof, materials, constructional plant, equipment and all other things, whether of a temporary or permanent nature, required in and for such execution and maintenance, so far as the necessity for providing the same is specified in or is reasonably to be inferred from the Contract and to the greatest extent possible, purchase equipment and labor available in Thailand; and

(c)	take full responsibility for the adequacy, stability and safety of all site operations and methods of construction, and for compliance with all applicable laws, rules and regulations.

(d)	obtain any licenses, if applicable, at no cost to the Owner for the performance of the Work and the Project under the name of the Owner;

(e)	shall be responsible for any customs and costs, if applicable, for any imported equipment and shall not cause any violations or cancellation of any licenses held by the Owner, including but not limited to Board of Investment privileges.

6.0 PERFORMANCE, WARRANTY & ADVANCE PAYMENT BONDS

If the Contract requires a bond or guarantee of an insurance company or bank, or other approved surety, to be jointly and severally bound with the Contractor to the Owner in a sum not exceeding that stated in the Contract for such bond or guarantee, the acceptability of said insurance company, bank or surety, and the terms of the said bond or guarantee, shall be conditioned on and subject to review and approval by the Owner. The obtaining of such bond or guarantee, and any extensions thereof, the provision of such sureties, and the cost of the bond, guarantee or surety shall be at the sole expense of the Contractor.

7.0 PROGRAM TO BE FURNISHED

7.1 The Contractor shall, within five (5) days after the execution of this Contract, submit to the Engineer for his approval a program showing the order of procedure in which it proposes to carry out the Works. The Contractor shall, whenever required by the Engineer or Engineers’ Representative, also provide in writing for his information a general description of the arrangements and methods the Contractor proposes to use in the execution of the Works.

7.2 If at any time it should appear to the Engineer the actual progress of the Works does not conform to the approved program referred to in Clause 7.1 above, the Contractor shall produce, at the request of the Engineer, a revised program showing the modifications to the approved program necessary to ensure completion of the Works within the time for completion as defined in Clause 13 below.

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7.3 The submission to and approval by the Engineer or Engineer’s Representative of such programs or the furnishing of such particulars shall not relieve the Contractor of any of its duties or responsibilities under the Contract.

8.0 CLEARANCE OF SITE ON COMPLETION

Upon the completion of the Works the Contractor shall clear away and remove from the Site all Constructional Plant, surplus materials, rubbish and Temporary Work of every kind, and leave the Site and Works clean and in a workmanlike condition to the satisfaction of the Owner.

9.0 ENGAGEMENT OF LABOR

The Contractor shall make its own arrangements for the engagement of all labor, local or otherwise, and for the transport, housing, feeding and payment thereof.

10. SUSPENSION OF WORK

10.1 The Contractor shall, on the written order of the Owner, suspend the progress of the Works or any part thereof for such time or times, and shall during such suspension properly protect and secure the Works so far as is necessary. The extra cost incurred by the Contractor in following the Owner’s instructions under this Clause shall be borne and paid by the Owner if such suspension is solely due to an act or default by the Owner, or as otherwise provided in the Contract;

provided always, however, that the Contractor shall not be entitled to recover any such extra costs unless it gives written notice of its intention to claim such extra costs to the Engineer within twenty-eight (28) days. The Owner shall settle and determine such extra payments, and/or extension of time to be granted under Clause 14 below in respect of any such claim as shall be fair and reasonable at the Owners sole discretion.

10.2 If the progress of the Works or any part thereof is suspended on the written order of the Owner, and if permission to resume work is not given by the Owner within a period of ninety (90) days from the date of suspension then, unless such suspension is within the scope of paragraph (a), (b), (c) or (d) of Clause 10.1 above, the Contractor may serve a written notice on the Owner requiring permission within twenty-eight (28) days from the receipt thereof to proceed with the Works, or that part thereof in regard to which progress is suspended and, if such permission is not granted within that time, the Contractor by a further written notice so served may, but is not bound to, elect or treat the suspension where it affects only part of the Works as an omission of such part under Clause 19 below, or where it affects the whole Works, as an abandonment of the Contract by the Owner.

11.0 COMMENCEMENT OF WORK

The Contractor shall commence the construction of the Works within the time period stated in the attached Project Schedule, and shall proceed with the same with all due expediency, and without delay except as may be expressly allowed in writing by the Owner, or may be wholly beyond the Contractor’s control.

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12.0 POSSESSION OF SITE

Save insofar as the Contract may prescribe, the extent of portions of the Site of which the Contractor is to be given possession from time to time and the order in which such portions shall be made available to him and, subject to any requirement in the Contract as to the order in which the Works shall be executed, the Owner shall give to the Contractor possession of so much of the Site as may be required to enable the Contractor to commence and proceed with the execution of the Works.

13.0 TIME FOR COMPLETION

Subject to any requirement in the Contract as to completion of any section of the Works before completion of the whole, the whole of the Works shall be completed, in accordance with the provisions of Clause 16 below, within the time stated in the Contract calculated from the last day of the period named in the Project Schedule as that within which the Works are to be commenced, or such extended time as may be allowed under Clause 14 below.

14.0 EXTENSION OF TIME FOR COMPLETION

Should the amount of extra or additional work of any kind or any cause of delay referred to in these Conditions, or exceptional adverse climatic conditions, or other special circumstances of any kind whatsoever that may occur, other than through a default of the Contractor, be such as fairly to entitle the Contractor to an extension of time for the completion of the Works, the Contractor shall determine the amount of such extension and shall notify both the Owner and the Project Engineer.

15.0 LIQUIDATED DAMAGES FOR DELAY

15.1 If the Contractor fails to complete the Works within the time prescribed by Clause 13 above, then the Contractor shall pay to the Owner the sum stated in the Contract as liquidated damages for such default, and not as a penalty, for every calendar day or part of a day that elapses between the time prescribed by Clause 13 above and the date of certified completion of the Works; provided, however, that the Contractor’s maximum aggregate liability to the Owner for such liquidated damages is five per cent (5%) of the Contract Price.

15.2 The Owner may, without prejudice to any other method of recovery, deduct the amount of such liquidated damages from any monies in its hands, due or that may become due to the Contractor. The payment or deduction of such damages shall not relieve the Contractor from its obligation to complete the Works, or from any other of its obligations and liabilities under the Contract, nor be construed to postpone the date of any other milestone as fully specified in the Contract.

15.3 If, before the completion of the whole of the Works, any part or section of the Works has been completed, pursuant to Clause 16 below, and occupied or used by the Owner, the liquidated damages for delay shall, for any period of delay after such certificate and in the absence of alternative provisions in the Contract, be reduced in the proportion to the value of the part or section so completed bears to the value of the entire Works.

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15.4 Notwithstanding the above, in the event that progress on any portion of the Work is significantly deficient in comparison with the Schedule of Work for reasons attributable to the Contractor, the Contractor shall immediately and without additional cost to the Owner take all necessary measure to remedy any such deficiency.

16.0 CERTIFICATION OF PROVISIONAL ACCEPTANCE OF WORKS

16.1 When the entire Works have been substantially completed, and have satisfactorily passed any final tests that may be prescribed by the Contract, the Contractor shall issue notice to the Owner to consider whether or not to issue a certification of provisional acceptance of works. Such notice and undertaking shall be in writing and shall be deemed to be a request by the Contractor for the Owner to issue a Certificate of Provisional Acceptance in respect of the Works. The Owner shall, within twenty-one (21) days of the date of delivery of such notice, either issue to the Contractor a Certificate of Provisional Acceptance stating the date on which, in its opinion, the Works were substantially completed in accordance with the Contract, or give instructions in writing to the Contractor specifying all work that the Owner requires be done by the Contractor before the issue of such Certificate. The Owner shall also notify the Contractor of any defects in the Works affecting substantial completion that may appear after such instructions and before completion of the works specified therein. The Contractor shall be entitled to receive such Certificate of Provisional Acceptance within twenty-one (21) days of completion to the satisfaction of the Owner of the works so specified and making good any defects so notified.

16.2 Similarly, in accordance with the procedure set out in Clause 16.1 above, the Contractor may request and the Owner may consider at its sole discretion to issue a Certificate of Provisional Acceptance in respect of:

(a)	any section of the Permanent Works in respect of which a separate time for completion is provided in the Contract; and

(b)	any substantial part of the Permanent Works that has been both completed to the satisfaction of the Owner and occupied or used by the Owner.

16.3 If any part of the Permanent Works shall have been substantially completed and shall have satisfactorily passed any final test that may be prescribed by the Contract, the Owner may issue a Certificate of Provisional Acceptance in respect of that part of the Permanent Works before completion of the whole of the Works and, upon the issue of such Certificate, the Contractor shall be deemed to have undertaken to complete any outstanding work in that part of the Works during the Period of Maintenance.

16.4 Provided always that a Certificate of Provisional Acceptance given in respect of section or part of the Permanent Works before completion of the whole shall not be deemed to certify completion of any ground or surfaces requiring reinstatement, unless such Certificate shall expressly so state.

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17.0 PERIOD OF MAINTENANCE

17.1 Definition of “Period of Maintenance”

In these Conditions the expression “Period of Maintenance” or “Period of Guarantee” shall mean the period of maintenance named in this Contract, calculated from the date of completion of the Works, certified by the Owner in accordance with Clause 16 above, or, in the event of more than one certificate having been issued by the Owner under the said Clause, from the respective dates so certified and in relation to the Period of Maintenance the expression the “Works” shall be construed accordingly.

17.2 Execution of Work of Repair, etc.

To the extent that the Works shall at or as soon as practicable after the expiration of the Period of Maintenance be delivered to the Owner in the condition required by the Contract, fair wear and tear excepted, to the satisfaction of the Owner, the Contractor shall finish the work, if any, outstanding at the date of completion, as certified under Clause 16 above, as soon as practicable after such date and shall execute all such work of repair, amendment, reconstruction, rectification and making good defects, imperfections, shrinkages or other faults as may be required of the Contractor in writing by the Owner during the Period of Maintenance, or within fourteen days after its expiration, as a result of an inspection made by or on behalf of the Owner prior to its expiration.

17.3 Cost of Execution of Work of Repair, etc.

All such work shall be carried out by the Contractor at its own expense if the necessity thereof shall, in the opinion of the Owner, be due to the use of materials or workmanship not in accordance with the Contract, or to neglect or failure on the part of the Contractor to comply with any obligation, expressed or implied, on the Contractor’s part under the Contract.

17.4 Remedy on Contractor’s Failure to Carry Out Work Required

If the Contractor shall fail to do any such work as aforesaid and as required by the Owner, the Owner, without prejudice to any other rights of claim against the Contractor, shall be entitled to employ and pay other persons to carry out the same, and if such work is work that the Contractor was obligated to do at its own expense under the Contract, then all expenses consequent thereon or incidental thereto shall be recoverable from the Contractor by the Owner, or may be deducted by the Owner from any monies due or that may become due to the Contractor or from any Performance Bond or Guarantee or Warranty Bond or Retention or Advance Payment Bond as deemed necessary by the Owner.

18.0 CONTRACTOR SEARCH

The Contractor shall, if required by the Owner in writing, search for the cause of any defect, imperfection or fault appearing during the progress of the Works or in the Period of Maintenance. Unless such defect, imperfection or fault shall be one for which the Contractor is liable under the Contract, the cost of the work carried out by the Contractor in searching as aforesaid shall be borne by the Owner. If such defect, imperfection or fault shall be one for which the Contractor is liable as aforesaid, the cost of the work carried out in searching as aforesaid shall be borne by the Contractor and it shall in such case repair, rectify and make good such defect, imperfection or fault at its own expense in accordance with the provisions of Clause 17 above.

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19.0 VARIATIONS, ALTERATIONS & CHANGE ORDERS

19.1 Variations & Change Orders

The Owner may make any variation or alteration in the form, quality or quantity of the Works, or any part thereof, that may, in its opinion, be necessary and for that purpose, or if for any other reason it shall in its opinion be desirable, and it shall have power to order the Contractor to do, and the Contractor shall do, any of the following:

(a)	provide the Owner with estimates if any Variations are likely to increase or decrease the prices covering the original Scope of Work as defined hereunder, or if such Variations are likely to cause any advances or delays to the completion dates of the Work as provided in the Specifications herein and under this Contract within a reasonable time

(b)	increase or decrease the quantity of any work included in the Contract,

(c)	omit any such work,

(d)	change the character or quality or kind of any such work,

(e)	change the levels, lines, position and dimensions of any part of the Works, and

(f)	execute additional work of any kind necessary for the completion of the Works;

provided, however, that any such variation shall not in any way vitiate or invalidate the Contract, but the value, if any, of all such variations shall be taken into account in ascertaining the amount of the Contract sum.

Notwithstanding the above, no modifications and/or deletion to any part of the Work shall result in any increase of the Contract price and/or any adjustment to the schedule of the Work, when such modifications, deletions and/or additions are (i) due to the Contractor’s acts or omissions including but not limited to any non-compliance with the terms and conditions of the Contract or (ii) when any such deletions, modifications and/or additions are rendered necessary to correct the Contractor’s failure to perform the Work in accordance with the Contract.

19.2 Orders for Variations shall be in Writing

No variations shall be made by the Contractor in the absence of or without a written Change Order or Purchase Order issued by the Owner.

20.0 VALUATION OF VARIATIONS

All extra or additional work done or work omitted by such a Change Order issued by the Owner shall be valued at the rates and prices as provided in the Contract. If the Contract does not provide rates or prices applicable to the extra or additional work, then suitable rates or prices shall be agreed upon between the Owner and the Contractor;

(a)	provided, however, that if the nature or amount of any omission or addition relative to the nature or amount of the whole of the Works, or to any part thereof, shall be such that the

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..rate or price set forth in the Contract for any item of the Works is, by reason of such omission or addition, rendered unreasonable or inapplicable as determined by the Engineer, then a suitable rate or price shall be agreed upon between the Owner and the Contractor, and

(b)	provided also that no increase or decrease under this Clause shall be made unless, as soon after the date of the order as is practicable and, in the case of extra or additional work, before the commencement of the work or as soon thereafter as is practicable, notice shall have been given in writing by (i) the Contractor to the Owner of its intention to claim extra payment or a varied rate or price, or (ii) the Owner to the Contractor of its intention to vary a rate or price.

20.3 Claims

The Contractor shall send to the Owner once in every month an account giving particulars, as full and detailed as possible, of all claims for any additional payment to which the Contractor may consider himself entitled, and of all extra or additional work ordered by the Owner that it has executed in the preceding month. No final or interim claim for payment for any such work or expense will be considered that has not been included in such particulars; provided always that the Owner shall be entitled to authorize payment to be made for any such work or expense, notwithstanding the Contractor’s failure to comply with this condition, if the Contractor has, at the earliest practicable opportunity, notified the Owner in writing that it intends to make a claim for such work.

Any failure of the Contractor to strictly follow the schedule and procedure as specified above shall mean the waiver of its right which may have from demanding any impact or consequence thereof to the Works.

21.0 PLANT, TEMPORARY WORKS & MATERIALS

21.1 Plant, etc.; Exclusive Use for the Works

All Constructional Plant, Temporary Works and materials provided by the Contractor shall, when brought on to the Site, be deemed to be exclusively intended for the execution of the Works, and the Contractor shall not remove the same or any part thereof, except for the purpose of moving it from one part of the Site to another, without the consent, in writing, of the Owner, which shall not be unreasonably withheld.

21.2 Removal of plant, etc.

Upon completion of the Works the Contractor shall remove from the Site all the said Constructional Plant and Temporary Works remaining thereon and any unused materials provided by the Contractor.

21.3 Owner not Liable for Damage to Plant; etc.

The Owner shall not at any time be liable for the loss of or damage to any of the said Constructional Plant, Temporary Works or materials save as mentioned in Clauses 26 below.

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21.4 Re-Export of Plant

In respect of any Constructional Plant that the Contractor shall have imported for the purposes of the Works, the Owner will assist the Contractor, where reasonably required, in procuring any necessary Government consent to the re-export of such Constructional Plant by the Contractor upon the removal thereof as aforesaid.

21.5 Customs Clearance

The Owner will provide reasonable assistance the Contractor, where required, in obtaining clearance through the Customs of Constructional Plant, materials and other things required for the Works.

22.0 APPROVAL OF MATERIALS, ETC., NOT IMPLIED

The operation of Clause 21 above shall not be deemed to imply any approval by the Owner of the materials or other matters referred to therein nor shall it prevent the rejection of any such materials at any time by the Owner.

23.0 PROVISIONAL SUMS

23.1 Definition of “Provisional Sums”

“Provisional Sum” is a sum included in the Contract Price for the construction of Works, or the supply of goods, materials, or services for, or contingencies that might arise in, the construction of the Works, which sum may be used in whole or in part, or not at all, at the discretion of, and solely as directed in a written Change Order issued by the Owner.

23.2 Use of Provisional Sums

In respect of every Provisional Sum the Owner shall have power to order work to be executed, including goods, materials or services to be supplied by the Contractor. The Contract sum shall include the value of such work executed or such goods, materials or services supplied determined in accordance with Clause 20 above.

23.3 Production of Vouchers, etc.

The Contractor, when required by the Owner, shall produce all quotations, invoices, vouchers and accounts or receipts in connection with expenditure in respect of Provisional Sums.

24.0 CERTIFICATES & PAYMENTS

Upon execution of the Contract, the Owner shall pay to the Contractor a down payment against the submission of the Advance Payment Bond in the same amount as issued by the Bank as acceptable to the Owner and as provided in the Contract. Thereafter, interim invoices for progress payments may be submitted by the Contractor to the Owner, and to the Engineer, on a monthly basis, in a format to be agreed upon by the Owner and the Contractor, which interim invoices shall describe and document the progress made in the construction of the Works on a percentage basis as measured against the Commercial Proposal. Such interim invoices, after review and certification by the Engineer that the work described in the invoice has been satisfactorily completed, shall be paid by the Owner as provided in the Contract, with a credit for

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the applicable proportion of the Down Payment and a deduction for the applicable Retention amount. Subsequent release of the Retention amounts shall be payable by the Owner to the Contractor after the issuance of the Certificate of Provisional Acceptance by the Owner to the Contractor.

25.0 REMEDIES & POWERS

25.1 Default of Contractor

If the Contractor shall become bankrupt, or have a receiving order made against him, or shall present a petition in bankruptcy, or shall make an arrangement with or assignment in favor of its creditors, or shall agree to carry out the Contract under a committee of inspection of its creditors or, being a corporation, shall go into liquidation (other than a voluntary liquidation for the purposes of amalgamation or reconstruction), or if the Contractor shall assign the Contract, without the consent in writing of the Owner first obtained, or shall have an execution levied on its goods, or if the Contractor:

(a)	has abandoned the Contract, in whole or part, or

(b)	without reasonable excuse has failed to commence the Works or has suspended the progress of the Works for twenty-eight days after receiving from the Owner written notice to proceed, or

(c)	has failed to remove materials from the Site or to pull down and replace work for twenty-eight days after receiving from the Owner written notice that the said materials or work had been condemned and rejected by the Owner under these conditions, or

(d)	despite previous warnings by the Owner, in writing, is not executing the Works in accordance with the Contract, or is persistently or flagrantly neglecting to carry out its obligations under the Contract, or

(e)	has, to the detriment of good workmanship, or in defiance of the Owner’s instructions to the contrary, sub-let any part of the Contract,

then the Owner may, after giving fourteen (14) days’ notice in writing to the Contractor, enter upon the Site and the Works and expel the Contractor the Site without thereby voiding the Contract, or releasing the Contractor from any of its obligations or liabilities under the Contract, or affecting the rights and powers conferred on the Owner by the Contract, and may itself complete the Works or may employ any other contractor to complete the Works. The Owner or such other contractor may use for such completion so much of the Constructional Plant, Temporary Works and materials that have been deemed to be reserved exclusively for the execution of the Works, under the provisions of the Contract, as it or they may think proper, and the Owner may, at any time, sell any of the said Constructional Plant, Temporary Works and unused materials and apply the proceeds of sale in or towards the satisfaction of any sums due or which may become due to it from the Contractor under the Contract.

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25.2 Valuation at Date of Forfeiture

The Owner shall, as soon as may be practicable after any such entry and expulsion by the Owner, fix and determine ex parte, or by or after reference to the parties, or after such investigation or inquiries as it may think fit to make or institute, and shall certify what amount, if any, had at the time of such entry and expulsion been reasonably earned by or would reasonably accrue to the Contractor in respect of work then actually done by it under the Contract and the value of any of the said unused or partially used materials, any Constructional Plant and any Temporary Works.

26.0 SPECIAL RISKS

26.1 No Liability for War; etc.; Special Risks

Notwithstanding anything provided in the Contract contained, the Contractor shall bear no liability whatsoever, whether by way of indemnity or otherwise, for or in respect to destruction of or damage to the Works, or to property whether of the Owner or third parties, or for or in respect to injury or loss of life that is the consequence of any Special Risk as defined herein.

26.2 Damage to Works, etc., by Special Risks

If the Works or any materials on or near or in transit to the Site, or any other property of the Contractor used or intended to be used for the purposes of the Works, shall sustain destruction or damage by reason of any of the said Special Risks the Contractor shall be entitled to payment for:

(a)	any permanent work and for any materials so destroyed or damaged, and, as may be necessary for the completion of the Works, on the basis of cost plus such profit as the Owner may certify to be reasonable;

(b)	replacing or making good any such destruction or damage to the Works; and

(c)	replacing or making good such materials or other property of the Contractor used or intended to be used for the purposes of the Works.

26.3 Projectile, Missile, etc.

Destruction, damage, injury or loss of life caused by the explosion or impact whenever and wherever occurring of any mine, bomb, shell, grenade, or other projectile, missile, munitions, or explosive of war, shall be deemed to be a consequence of the said Special Risks.

26.4 Increased Costs arising from Special Risks

The Owner shall repay to the Contractor any increased cost of or incidental to the execution of the Works, prior to the occurrence of any Special Risk, that is howsoever attributable to or consequent on or the result of or in any way whatsoever connected with the said Special Risks, subject however to the provisions in this Clause hereinafter contained in regard to outbreak of war, but the Contractor shall as soon as any such increase of cost shall come to its knowledge forthwith notify the Owner thereof in writing.

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26.5 Special Risks Defined

The Special Risks are war, hostilities (whether war be declared or not), invasion, act of foreign enemies, the nuclear and pressure waves risk, or insofar as it relates to the country in which the Works are being or are to be executed or maintained, rebellion, revolution, insurrection, military or usurped power, civil war, or, unless solely restricted to the employees of the Contractor or of its sub-contractors and arising from the conduct of the Works, riot, commotion or disorder.

26.6 Outbreak of War

If, during the performance of the Contract, there shall be an outbreak of war, whether war is declared or not, in any part of the world that, whether financially or otherwise, materially affects the execution of the Works, the Contractor shall, unless and until the Contract is terminated under the provisions of this Clause, continue to use its best endeavors to complete the execution of the Works; provided always that the Owner shall be entitled at any time after such outbreak of war to terminate the Contract by giving written notice to the Contractor and, upon such notice being given, this Contract shall, except as to the rights of the parties under this Clause and to the operation of Clause 28 below, terminate, but without prejudice to the rights of either party in respect of any antecedent breach thereof.

26.7 Removal of Plant on Termination

If the Contract shall be terminated under the provisions of Clause 26.6 above, the Contractor shall, with all reasonable dispatch, remove from the Site all Constructional Plant and shall give similar facilities to its sub-contractors to do so.

26.8 Payment if Contract Terminated

Owner may terminate this Contract for its convenience by providing to Contractor five (5) days written notice. If the Contract shall be terminated as aforesaid, the Contractor shall be paid by the Owner, insofar as such amounts or items shall not have already been covered by payments on account made to the Contractor, for all work executed prior to the date of termination at the rates and prices provided in the Contract and in addition:

(a)	The amounts payable in respect of any preliminary items, so far as the work or service comprised therein has been carried out or performed, and a proper proportion, of the work or service comprised in which has been partially carried out or performed.

(b)	The cost of materials or goods reasonably ordered for the Works that have been delivered to the Contractor or of which the Contractor is legally liable to accept delivery, such materials or goods becoming the property of the Owner upon such payments.

(c)	A sum in the amount of any expenditure reasonably incurred by the Contractor in the expectation of completing the whole of the Works insofar as such expenditure shall not have been covered by the payments in accordance with this Clause.

(d)	Any additional sum payable under the provisions of Clauses 26.1, 26.2 and 26.4 above.

(e)	The reasonable cost of removal of Constructional Plant under Clause 26.7 above and, if required by the Contractor, return thereof to the Contractor’s main plant yard in its country of registration or to other destination, at no greater cost.

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(f)	The reasonable cost of repatriation of all the Contractor’s staff and workmen employed on or in connection with the Works at the time of such termination;

provided always that in regard to any payment due from the Owner under this clause, the Owner shall be entitled to be credited with any outstanding balances due from the Contractor for advances in respect of Constructional Plant.

27.0 PAYMENT IN EVENT OF FORCE MAJEURE

If a war, or other circumstances outside the control of both parties, arises after the Contract is made, such that either party is prevented from fulfilling its contractual obligations or under the law governing the Contract, the parties are released from further performance, and the sum payable by the Owner to the Contractor in respect to the Work executed and accepted by the Owner prior to the date of termination shall be the same as that payable under Clause 26 above as if the Contract had been terminated under that Clause.

Notwithstanding the provisions above, defects in items supplied or delays caused by the Contractor, Subcontractors or other representatives in connection with this Contract and other failure to perform or negligent acts or omissions or breach of Contract by the Contractor, Suppliers, Subcontractors, licensors, representatives, officers, employees or agents shall not constitute Force Majeure.

28.0 SETTLEMENT OF DISPUTES & ARBITRATION

28.1 This Contract shall be governed by the laws of Thailand.

28.2 Any controversy or claims between Contractor and Owner shall be resolved in Singapore, in accordance with the Thai Arbitration Act, BE 2530, and its amendments.

29.0 NOTICES

29.1 All certificates, notices or written orders to be given under the terms of the Contract, either by the Owner to the Contractor, or by the Contractor to the Owner, shall be served by sending by post to or delivering the same to the Contractor’s and/or Owners principal place of business as set forth below, or to such other address as either party shall designate in writing for this purpose.

For the Owner:		For the Contractor:

Fabrinet Co., Ltd.		Standard Performance Co., Ltd.
5/6 Moo 6, Soi Khunpra		145 Ladprao 71, Nakniwas Road
Klongnueng, Klongluang,		Ladprao, Bangkok 10230 Thailand
Patumthanee 12120 Thailand		Attn:	Pornchai Suwanban
Attn:	Tanongsak Niemprem	Tel:	+66 2 932 5971
Tel:	+66 2 524 9600	Fax:	+ 66 2 932 4971
Fax:	+66 2 524 9660	Email:	pornchai@spc1991.com
Email:	legal@fabrinet.com
tanongsakn@fabrinet.co.th

And to:

Standard Performance Co., Ltd.
5/6 Moo 5, Soi Watdansamrong
Tambol Samrongnua
Amphur Muangsamautprakarn
Samutprakarn 10270 Thailand

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29.2 Change of Address

Either party may change its designated nominated address to another address in the country where the Works are being executed by written notice to the other party.

30.0 DEFAULT OF OWNER

30.1 In the event the Owner:

(a)	fails to pay the Contractor the amount due under any certificate within thirty days after the same is due under the terms of the Contract, subject to any deduction the Owner is entitled to under the Contract,

(b)	interferes with, obstructs or refuses to make any required approval for the issue of any such certificate,

(c)	becomes bankrupt or, being a company, goes into liquidation, other than for the purpose of a scheme of reconstruction or amalgamation, or

(d)	gives formal notice to the Contractor that for unforeseen reasons, or due to economic dislocation, it is impossible for it to continue to meet its contractual obligations,

the Contractor shall be entitled to terminate this Contract, but only upon fourteen (14) day’s written notice to the Owner.

30.2 Upon the expiration of the fourteen (14) days notice referred to in Clause 30.1 above, the Contractor shall, notwithstanding the provisions of Clause 21.1 above, remove with all reasonable dispatch from the Site all Constructional Plant brought by it to the Site.

30.3 In the event of such termination the Owner shall be under the same obligations to the Contractor in regard to payment as if the Contract had been terminated under the provisions of Clause 26 above; and, in addition to the payments specified in Clause 26.8 above, the Owner shall pay to the Contractor the amount of any loss or damage to the Contractor arising out of or in connection with or by consequence of such termination.

31.0 INSURANCE OF WORKS

The Contractor shall insure in the joint names of the Owner and the Contractor against all loss by fire, injury or damage from whatever cause, arising from the work it is responsible for under the terms of the Contract, and in such manner that the Owner and Contractor are covered for the period from the commencement of the Works until completion for the whole of the Works, and also during the Period of Maintenance for loss or damage arising from a cause occurring prior to the commencement of the Period of Maintenance, and also for any loss or damage occasioned by

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the Contractor in the course of any operations carried out by it for the purpose of complying with its obligations under Clauses 17 and 18 above, as follows:

(a)	the Works for the time during which this Contract is being executed, in an amount equal to the estimated current contract value thereof together with the materials for incorporation in the Works at their replacement value, and

(b)	the Constructional Plant and other things brought onto the Site by the Contractor, for an amount equal to the replacement value of such Constructional Plant and other things.

Such insurance shall be placed with an insurer and with terms approved by the Owner, which approval shall not be unreasonably withheld, and the Contractor shall, wherever requested, produce to the Engineer or to the Engineer’s Representative the policy or policies of insurance and the receipts for payment of the then current premiums.

32.0 INJURY OR DAMAGE TO PERSONS & PROPERTY

32.1 Contractor’s Indemnity Obligation

The Contractor shall indemnify the Owner against all losses and claims in respect to injuries or damage to any person or material, or physical injury or damage to any property whatsoever, that may arise out of or as a consequence of the execution and maintenance of the Works, and against all claims, proceedings, damages, costs, charges and expenses whatsoever in respect or relation to any third party claim thereto, except for any compensation or damages for or with respect to:

(a)	the Permanent use or occupation of land by the Works or any part thereof,

(b)	the right of the Owner to execute the Works or any part thereof on, over, under, in or through any land,

(c)	injuries or damage to persons or property that are the unavoidable as a result of the execution or maintenance of the Works in accordance with the Contract, or

(d)	injuries or damage to persons or property resulting from the intentional misconduct or willful negligence of the Owner, its agents, servants, or other contractors not employed by the Contractor, or for or in respect to any claims, proceedings, damages, costs, charges and expenses in respect thereof or in relation thereto, or where the injury or damage was contributed to by the Contractor, its servants or agents to such part of the compensation as may be just and equitable having regard to the extent of the responsibility of the Owner, its servants or agents or other contractors for the damage or injury.

32.2 Indemnity by Owner Third Party Insurance

The Owner shall indemnify the Contractor against all claims, proceedings, damages, costs, charges and expenses in respect of the matters referred to in Clause 32.1(d) above.

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33.0 THIRD PARTY INSURANCE

33.1 Required Third Party Insurance

Before commencing the execution of the Works the Contractor, without limiting its obligations and responsibilities under Clause 32 above, shall insure against its liability for any material or physical damage, loss or injury that may occur to any property, including that of the Owner, or to any person, including any employee of the Owner, by or arising out of the execution of the Works or in the carrying out of the Contract.

33.2 Minimum Amount of Third Party Insurance

Such insurance shall be placed with an insurer and with terms approved by the Owner, which approval shall not be unreasonably withheld, and for at least the amount stated in the Appendix to this Contract. The Contractor shall, whenever required, produce to the Engineer or the Engineer’s Representative the policies of insurance and the receipts for payment of the current premiums.

33.3 Provision to Indemnify Owner

The terms of such third party insurance shall include a provision whereby, in the event of any claim in respect of which the Contractor would be entitled to receive indemnity under the policy being brought or made against the Owner, the insurer also will indemnify the Owner against such claims and any costs, charges and expenses in respect thereof as an additional insured.

34.0 INJURY TO WORKMEN

34.1 Owner Not Liable For Injuries to Workmen

The Owner shall not be liable for or in respect to any damages or compensation payable at law in respect to or as a consequence of any accident or injury to any workman or other employee of the Contractor or any sub-contractor, save and except an accident or injury resulting from any act or default of the Owner, its agents, or servants. The Contractor shall indemnify and keep indemnified the Owner against all such damages and compensation, save and except as aforesaid, and against all claims, proceedings, costs, charges and expenses whatsoever in respect thereof or in relation thereto.

34.2 Insurance against Injury to Workmen

The Contractor shall insure itself, the Owner and the Engineer against such liability with an insurer and with terms approved by the Owner, which approval shall not be unreasonably withheld, and shall continue such insurance during the whole of the time any persons are employed by him on the Works and shall, when required, produce to the Engineer or the Engineer’s Representative such policy of insurance and a receipt for the payment of the then current premium; provided always that, in respect of any persons employed by any sub-contractor, the Contractor’s obligation to insure as aforesaid under this clause shall be satisfied if the sub-contractor shall have insured against the liability in respect of such persons in such manner that the Owner and the Engineer also is indemnified under the policy, provided the Contractor requires any such sub-contractor to produce to the Engineer or the Engineer’s Representative, when requested, such policy of insurance and a receipt for the payment of the then current premium.

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35.0 REMEDY ON CONTRACTOR’S FAILURE TO INSURE

If the Contractor fails to procure and keep in force the insurances referred to in Clauses 31, 33 and 34 above, or any other insurance it is required to have under the terms of the Contract, then and in any such case the Owner may procure and keep in force such insurance and pay the premium or premiums necessary for that purpose, and deduct the amount so paid from any sums due or that may become due to the Contractor, or recover the same as a debt owed by the Contractor to the Owner.

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SUPPLEMENTAL CONDITIONS OF CONTRACT

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SUPPLEMENTAL CONDITIONS TO CONTRACT

1.0 STANDARDS

Whenever applicable, current standards for the quality of building materials and components as issued by the Thai Industrial Standards Institution (TISI) have been specified. In addition, standards issued by the National Bureau of Standards and other institutes or societies in the United States of America, as well as standards or standard codes of practice as issued by the British Standards Institution, also have been used in the Specifications to identify the quality of building materials to be used in the Works. Unless otherwise specified, Thai Standards, American Standards, British Standards and British Standard Codes of Practice apply to the Works, but the use of standards issued by the standards institutes of other countries instead of the aforementioned standards is not prohibited, provided the approval of the Engineer is first obtained. The Contractor shall, preferably at the time of it submits its Technical and Commercial Proposals, include a request to the Engineer for approval of the use of any such other standards. Should such standards be written in a language other than English, a translation into English of the standard or standards concerned shall be submitted with this request.

Unless otherwise stated, the metric system is applicable in all cases.

2.0 SCOPE OF CONTRACT

The Works within the scope of this Contract include the turn-key design and construction of Fabrinet Manufacturing Building #8, to be located on the Fabrinet Co., Ltd. premises at Hemaraj Eastern Seaboard Industrial Estate 2, Plot H-1, Highway 331, Si Racha District, Chon Buri, Thailand.

These Works include all of the following:

(a)	Architecture & Structural Works,

(b)	Sanitary, Water & Waste Water Treatment Systems & Facilities,

(c)	Mechanical Systems,

(d)	Electrical Systems,

(e)	HVAC Systems,

(f)	Fire Protection Systems,

(g)	Building Management Systems, and

(h)	Clean Rooms & Related Systems;

all as described in the Contract, in the Appendix, Conditions, and Attachments to the Contract, and in the included and referenced Drawings and Specifications.

The Owner reserves the right to procure any materials and equipment required for this project directly from suppliers, or to reduce the equipment to be installed on this project. The Owner will notify the Contractor in advance, before doing so, by a written change order.

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3.0 SITE VISIT

The Contractor will be deemed to have visited the site and to have become acquainted with the nature of the ground, means of access, existing constructions, space available for storage of materials, erection of sheds, etc. The Contractor also shall become acquainted with the conditions under which the completed piling work, if any, has been executed, and shall immediately inform the Engineer in writing of any matter it wishes to raise concerning any aspect of this piling work. It will further be presumed the Contractor has obtained all relevant information regarding availability of water, electric power and materials required for the Works. No claim resulting from lack of knowledge or failure to comply with this clause will be entertained.

4.0 ACCESS TO SITE

Access to the site shall be provided and maintained by and at the expense of the Contractor.

5.0 CONSTRUCTIONAL PLANT, ETC.

The Contractor shall provide everything necessary for the proper and efficient construction and execution of the Works, in an orderly sequence, including all required tools, tackle, plant, scaffolding, hoists, machinery, labor, haulage, materials and storage sheds, etc. as required by the Contractor, and including the clearing away of all such items upon the completion of the Works or as they become superfluous, and the repair and making good of all or any damage caused. All such Constructional Plant, and especially the scaffolding material, shall be of good quality, well maintained and without defects. Bamboo scaffolding shall not be used for heights of more than four (4) meters.

6.0 SHEDS, OFFICES, ETC.

The Contractor shall provide and erect all temporary workshops and sheds that may be necessary for the storage and protection of materials, and also suitable furnished offices for its General Foreman, the Works Superintendent and other senior staff of the Contractor, with sanitary provisions and telephone, including charges. The office area shall be spacious enough to conduct regular project meetings with and between contractors, the Owner and the Engineer.

The Contractor shall further provide and erect all necessary and proper sanitary and other facilities for the use of the workers engaged on the site, keep them in a clean condition, and clear them away when no longer required. This requirement will be strictly enforced by the Engineer so as to prevent use of other places for sanitary purposes by the workers.

Accommodation for the site staff of the Engineer shall be provided by the Contractor to a size of sixty (60) m2 of reasonably good standard comprising two (2) air-conditioned rooms, each with one (1) telephone connection, and further one (1) toilet, a simple kitchenette, and access to a printer, photocopier and paper. An attendant for cleaning services, etc. also shall be provided.

Connections to the required service mains (e.g., electricity, water, telephone) shall be made and maintained, and charges therefore shall be borne, by the Contractor. The Contractor shall also provide suitable furniture and maintenance of said accommodation to the satisfaction of the Engineer.

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The Contractor shall take down all sheds, etc. on completion of the Works or when instructed to remove them from site, and make good all disturbed ground and work.

7.0 TEMPORARY POWER

The Contractor shall at its expense provide all temporary power and/or artificial lighting required for the execution of the Works. The Contractor shall further allow at its expense all use of temporary installed power and artificial lighting necessary for the execution of such works by specialty contractors directly engaged by the Owner that normally take place on the building site, to the judgment of the Engineer.

The Contractor shall provide and maintain all temporary cables and wiring, shall pay all fees and charges, and shall arrange for clearing it away at completion of the Works of all temporary provisions, all of this at the Contractor’s expense, and in all cases for the Contractor, its sub-contractors, and any specialty contractors.

All works for temporary power supply shall be executed in a safe and workmanlike manner, to the approval of the Engineer and the Provincial Electricity Authority (PEA), as applicable.

For the purpose of system testing of the air-conditioning, electrical and lifts installations, the Contractor shall arrange for an electrical main supply connection of sufficient capacity. The cost for this connection and the charges for consumption of electricity shall be paid by the Contractor. The costs for connection of permanent power supply to the building will be paid by the Owner and are not included in the Contract. All consumption-charges for electricity from the date of commencement until the date of Practical Completion of the Works will be at the expense of, and paid for by, the Contractor.

8.0 ADVERTISEMENTS

Unless with the consent of the Engineer, the Contractor shall not affix advertisements in any form within the boundaries of the site or on adjoining ground, but the Contractor shall provide a signboard at the entrance to the site bearing the name of the project, the name of the Contractor and any other contractors or sub-contractors, the name of the Engineer and other relevant data as determined by the Engineer.

Also, a large-size company logo of the Owner shall be shown on the signboard.

9.0 PREVENTION OF TRESPASS

The Contractor is to confine its operations to the vicinity of the site, and is to prevent any trespass on adjoining areas by the workers engaged on the site.

10.0 UNAUTHORIZED PERSONS

The Contractor shall not permit any unauthorized person to have access to the site, shall give its Superintendent of Works and Watchmen strict instructions to that effect, and shall take all such measures as are reasonably necessary to prevent such access.

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11.0 PROTECTION OF PUBLIC PROPERTY

The Contractor shall keep all public roads, footpaths and rights of way clear of all plant, materials, and the like, and maintain unimpeded passage for vehicular and pedestrian traffic during the whole course of the Contract and the Works.

The Contractor also shall be responsible for any interference or dislocation that occurs to any Public Services and Supplies such as water, electricity, telephone, sewers, etc., due to the Contractor’s operations, and will be liable for and required to pay all costs and expenses in connection with the reinstatement and repair of same.

12.0 PROTECTION OF ADJACENT STRUCTURES

During the entire period of the execution of the Works on the project site under this Contract, the Contractor shall be fully responsible for any damage to structures, services, roads, fences, drains, and the like, that are located on the site or adjacent plots, and any such damage resulting from the Contractor’s operations shall be made good by the Contractor at its own expense, to the complete satisfaction of the Engineer.

13.0 WATCHING & LIGHTING

The Contractor will be required to supply all day and night watching, lighting and protection of the work that it may deem necessary, during the whole performance of the contract, and it will be held responsible for all losses or damage to its own materials on site or work in progress or to materials on site or work in progress of its sub-contractors.

14.0 PROTECTION OF WORKS

The Contractor will be solely responsible for the safety of the whole of the Works including the materials and plant on site until the Works are accepted by the Owner as complete. The Contractor is to allow for supplying all necessary materials and effectively protecting from injury, from whatever cause arising, the whole of the Works, and is to allow for keeping the Works free from storm water, subterranean water and flooding by protecting with suitable coverings, pumping, baling or as otherwise required or directed.

On each floor, and in all storage places and where otherwise directed by the Engineer, sufficient numbers of fire extinguishers, to the approval of the Engineer shall be provided.

15.0 ANNOYANCE OF NEIGHBORS

Any work in the opinion of the Engineer that is likely to cause annoyance to occupants in the vicinity shall be executed in such manner and at such times as to cause the least disturbance as the Engineer may direct, and the Contractor shall and is deemed to allow in its Technical and Commercial Proposals for this requirement.

16.0 WELFARE & SAFETY

The Contractor shall allow for providing and maintaining welfare facilities and suitable adequate safety measures for the protection of workers and visitors to the satisfaction of the Engineer, and shall also be in accordance with any statutory or regulatory requirements in force at the time.

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17.0 FIRST AID

The Contractor shall provide on the project site an adequate and easily accessible First Aid Outfit or such outfits as may be required by any Government Ordinances, Factories Acts, etc., subsequently published and amended from time to time. In addition, at least one person who will be on the site during all working hours, with no exceptions, shall have practical knowledge of basic first aid principles and shall be instructed in their use, and the person(s) so designated shall be made known to all employees by the posting of their name(s) and designations in a prominent position in the site area.

18.0 SOCIAL SECURITY SCHEME, ETC.

The Contractor shall allow for all costs and expenses in connection with any Social Security Scheme in force during the period of execution of the Contract, and for all expense incurred in compliance with statutory obligations in regard to welfare, transportation, holidays, etc.

19.0 WATER

The Contractor shall provide and supply water obtained from public mains for its own use and for the use of its sub-contractors and the specialty contractors, and allow for the provision of all necessary temporary plumbing and drainage, etc., and any necessary alterations from time to time as may be required, clear them away on completion of the Works or when no longer needed, make good all disturbed works, and pay the whole of the charges and costs in connection therewith.

20.0 TEMPORARY ROADS

The Contractor shall provide and maintain during the construction of the Works all necessary temporary roads and pavement-crossings as may be required for access to all portions of the Works, and remove and clear them away at completion or when directed, and make good any damage caused by or in connection therewith.

21. TEMPORARY HOARDINGS & FENCING ETC.

The Contractor shall provide, erect, maintain and remove, after completion, all temporary hoarding or fencing, etc. that may be required for the proper safety and protection of the Works and the public.

22.0 DIMENSIONS

Figured dimensions as indicated on the drawings are to be followed, and in no case shall dimensions be scaled from the drawings. Whenever possible, dimensions are to be taken from the buildings.

Before any work is commenced by specialty firms, dimensions must be checked on the site and/or building, and agreed with the Contractor, who shall be responsible for the accuracy of such dimensions irrespective of the comparable dimensions in the Drawings.

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23.0 BONES OR BURIAL REMAINS

Upon the discovery of any bones or burial remains on the site during the progress of the Works, the Contractor shall adequately protect same until inspected by the Engineer and instructions are received on how to proceed. No extension of time will be granted on account of any disturbance amongst workers caused by such discovery.

24.0 RELIGIOUS RITES

The Contractor must make all due allowance for making such arrangement necessary to ensure the minimum of interference with religious rites.

25.0 PERMITS & APPLICATIONS

The Contractor shall obtain all necessary permits from the authorities and make all necessary and required arrangements for execution of works both on and beyond the boundary of the site. It shall also be the Contractor’s responsibility to apply for all temporary service connections (e.g., telephone, water and electricity).

26.0 LEAVE WORKS CLEAN & TIDY

The Contractor shall cart away all rubbish from time to time as it accumulates and leave the works clean and tidy on completion. This clause will be strictly enforced by the Engineer to maintain safety and neatness on the building site.

27.0 PROGRAM OF WORK & METHOD OF CONSTRUCTION

For the proper planning of the times and activities required for execution of the Works, the Contractor shall submit a planned construction program immediately after the execution of the Contract, providing in detail:

(a)	the proposed dates for starting and completing construction of the various parts of the Works;

(b)	the proposed dates for procuring materials; and

(c)	the proposed hours of site work for the Contractor’s personnel.

This program shall be in such be in a form and using such method of planning that delays and the effects of delays can be discovered at any early stage, and that steps can be taken to prevent or correct for any such delays.

The total construction period of the program shall be the period stated in the Appendix to the Contract, or such shorter period as the Contractor thinks possible. When necessary or requested by the Engineer, the Contractor shall prepare and submit an amended program for the review and approval of the Engineer.

28.0 WORKS DIARY & MONTHLY REPORTS

The Contractor shall keep a diary on the Site in which it shall record the following essential information. The diary shall consist of a standard form to the approval of the Engineer, and record the following on a daily basis:

(a)	the identity and number of workers on site, of the Contractor and sub-contractors,

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(b)	the materials on site, materials supplied and materials used in installations,

(c)	the equipment on site,

(d)	the progress of the Works of the Contractor and its sub-contractors,

(e)	any delays in planned progress of the works of the Contractor or sub-contractors,

(f)	any Engineer’s instructions of drawings received,

(g)	any drawings and revisions of drawings received, and

(h)	any special occurrences, accidents, etc.

A copy of the diary shall be submitted daily to the Engineer for his review. The original diary shall become the property of the Owner.

The Contractor shall further prepare and issue monthly reports to the Engineer, containing in abstract form the information earlier recorded in the Works diary. The monthly report shall further contain information about the progress achieved on all works and trades during the month concerned, and shall also contain precise information about the state of the Works in comparison with the Program of Works (see Clause 27 above).

The monthly report shall be issued not later than one (1) week after the last day of the month concerned.

29.0 EQUIPMENT FOR TESTING & MEASURING

The Contractor shall make available at its own expense for use on the project site or in workshops of the Contractor or sub-contractors or suppliers, as the case may be, such equipment as is necessary for the measuring or testing of the quality of goods and finishes produced on the project site or in said workshops. Such equipment shall be in good condition and shall, as necessary, be calibrated to ensure the results of tests or measurements are within the required degree of accuracy.

30.0 ASSISTANCE TO THE ENGINEER

When requested by the Engineer the Contractor shall provide at its own expense as many men as may be required to assist the Engineer in checking levels, setting out, making of concrete cubes, taking soil samples, testing materials incorporated in the Works or any work in connection with this Contract. All equipment for leveling, setting out and testing work on site, including that described in Clause 29 above, shall be made available and kept in good condition for use by the Engineer.

31.0 REQUESTS FOR APPROVAL

The Contractor shall submit formal requests to the Engineer by means of approved standard forms for the approval of building materials, processes and special methods of execution of works. Requests for approval for building materials, if reasonably possible, shall be accompanied by a representative sample of the material proposed for approval, the names of the makers, together with any details that may be requested.

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The Contractor shall not order materials or start with any special process or method of execution of Works until the approval of the Engineer has been obtained. The Contractor shall send to the Engineer a copy of the letters or other documents used to order such materials.

Where requested, Test Certificates shall be provided before shipment from the point of manufacturing.

32.0 SAMPLES

Samples required by the Engineer are to be provided without delay at the Contractor’s expense and shall, if required, be in accordance with the relevant standard method of sampling. The samples shall be taken in such a way or by such a method that they can be considered to be representative of the full quantity of materials of work from which they are taken. The samples, when approved, will be kept by the Engineer, who will reject all materials or workmanship not corresponding in quality and character with the approved samples. Suitable labeled boxes or containers for the storage of samples shall be provided by the Contractor at its own expense.

33.0 INSPECTIONS & TESTS

Materials shall, unless otherwise directed by the Engineer, be tested before leaving the manufacturer’s premises and the Contractor shall obtain and supply to the Engineer’s representative for his approval certificates from the manufacturer, showing that the materials have been tested according to the relevant specification or standard.

The Contractor shall provide labor, where required, for tests carried out in accordance with the Contract.

34.0 PROPRIETARY MATERIALS & ARTICLES

Where in this Specification mention is made of named products of individual manufacturers this is only an indication of the quality and type of goods which are satisfactory to the Engineer.

The Contractor may substitute similar products of at least equal quality and suitability, subject to the Contractor proving the quality and suitability and to the approval of the Engineer.

35.0 DISCREPANCIES BETWEEN DRAWINGS & SPECIFICATIONS

Should there be any discrepancies between the Contract Drawings and the Specifications, the matter is to be immediately referred in writing to the Engineer for a review, clarification and decision on how to proceed.

36.0 ALTERNATIVES

Alternatives to the specified methods of execution or the design of details, due to specific experience or special methods or schemes developed by the Contractor, as proposed in its Technical and Commercial Proposals, will be considered for acceptance subject to meeting the requirements of the Engineer. The Contractor shall obtain the permission of the Engineer first before using such alternatives, by means of a request for approval as provided in Clause 31.0 above.

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37.0 WORKING DRAWINGS ON SITE

Working drawings for all works are to be kept on site at all times. The drawings shall be in a good readable condition and of the latest issued revision. Working drawings include the contract drawings, later issued execution drawings, and shop drawings made by the Contractor.

38.0 CALCULATIONS, SHOP DRAWINGS & AS-BUILT DRAWINGS

Where required in the Specifications, and where considered necessary for proper execution of the Works, the Contractor shall prepare detailed calculations and shop drawings. Such calculations and drawing shall be submitted to the Engineer in duplicate for checking and approval. The Contractor shall submit to the Engineer three prints of the final approved drawings.

The Contractor shall prepare “As-Built” drawings for all executed works that deviate from the Contract Drawings. The Contractor shall submit to the Owner the originals of the As-Built drawings on transparent tracing paper, along with five (5) copies on printing paper, and one (1) copy in a digital format designated by the Owner. The As-Built drawings shall be submitted to the Engineer for approval prior to the issue of the Certificate of Completion of Making Good Defects.

39.0 OVERTIME

Should the working of overtime be necessary in order to complete the Works by the time stipulated in the Contract or for any other reason, no extra payment will be allowed. The Contractor shall obtain prior permission from the Engineer for execution of work in overtime.

If such request will be made for works that should be executed in overtime because of the nature of the works, such permission will be given unreservedly.

For works executed in overtime, other than those mentioned in the previous paragraph, that are of such a nature that the Engineer deems it necessary to supervise these works, then the Contractor shall reimburse the Engineer for the expenses of such supervision by personnel of the Engineer at the rates set forth in the Appendix. If the Owner is required, because of a delay by the Contractors to pay such charges within thirty (30) days of being billed for such charges for any reason, to itself pay such overtime costs, it shall deduct the amount of any such payment from the next progress payment to the Contractor.

Overtime will be considered as any works executed in excess of eight (8) hours daily and/or any works performed before 6.00 a.m. and/or after 6.00 p.m., and on Sundays and official holidays.

40.0 PRICING

Where the Contractor is required in this Specification to ‘provide’, ‘allow’ or ‘pay’ for installations, services etc., it shall be deemed such costs have been provided for and included in the Contract Price.

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41.0 SURVEYING, SETTING OUT & LEVELING

Prior to commencement of the site works the Contractor shall survey and set out the works on approved building boards and preserve datum marks to the approval of the Engineer. The Contractor shall record these datum marks on a drawing, three copies of which shall be given to the Engineer. The Contractor shall employ a sufficient number of qualified surveyors for all surveying, setting out, setting of stakes and leveling.

The Contractor shall bear full responsibility for all such surveying, setting out and leveling, inclusive of that related to the setting out of works for specialty contractors.

The Contractor shall regularly inspect survey stakes, level marks, grid marks and other indication marks of levels or positions to ensure they have not been displaced. Any revision in position or change in level of any part of the works only shall be made with the approval of the Engineer, and the Contractor shall be responsible for adjustment of earlier made marks and of submission of the information concerning such revision to all parties concerned, including any sub-contractors and specialty contractors.

42.0 PROJECT MEETINGS

The Contractor shall attend the regular project meetings with competent staff members who shall have the Contractor’s authority to make decisions concerning the normal matters of event of the project. These meetings shall be under the direction of the Engineer, and decisions made during these meetings shall be binding and shall be included in the minutes of meeting, which will be made by the Engineer and which the Contractor shall be obliged to sign.

In case the Contractor is in disagreement with the minutes of any meeting, it may make its comments known in the next project meeting, and such comments will then be recorded in the minutes of that meeting.

The Engineer shall submit copies of all minutes of project meetings to the Owner and to the Contractor.

The Contractor shall, at all times, keep copies of the minutes of project meetings at its office on the building site.

43.0 CONTRACTOR’S STAFF

The Contractor shall make available for this project all staff member who will be required for the proper and smooth running of the project and to ensure timely completion. Such staff shall have the proper qualifications and experience for the disciplines and work they will be engaged in, and the Contractor shall, immediately after the signing of the Contract, propose for approval by the Engineer its senior staff members for the following disciplines:

(a)	programming and planning of the Works,

(b)	selection and ordering of building materials,

(c)	organization of the works and quality control,

(d)	surveying, and

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(e)	preparation of shop-drawings.

The Contractor shall also submit at the same time, for approval by the Engineer, the names and qualifications of other staff who will be employed on this project, including but not limited to the name of the Superintendent of Works.

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